NEWS RELEASE
FOR IMMEDIATE RELEASE

September 1, 2011

CAPITOL FEDERAL FINANCIAL, INC.

WITHDRAWS APPLICATION FOR EARLY STOCK REPURCHASE

Topeka, KS – Capitol Federal Financial, Inc. (Nasdaq: CFFN) (the “Company”) announced today that it has withdrawn its application to the Federal Reserve to begin a share repurchase program in August 2011. The Company initially filed an application with the Federal Reserve in July 2011.

After discussions with the Federal Reserve regarding its implementation of the Savings and Loan Holding Company rules, the Company made the decision to withdraw its application.

The Company anticipates it will begin a share repurchase program in December 2011 after the one year anniversary of its stock conversion.

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank.  Capitol Federal Savings Bank has 46 branch locations in Kansas and Missouri.  Capitol Federal Savings Bank is one of the largest residential lenders in the State of Kansas.

News and other information about the Company can be found on Capitol Federal Savings Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of the Capitol Federal Financial, Inc. to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in Capitol Federal Financial Inc.’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent Capitol Federal Financial, Inc.’s judgment as of the date of this release.  Capitol Federal Financial, Inc. disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President, Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com